Exhibit 99.1

FivePoint and City of Hope Complete Building & Land Sale for a $1B World-Class Cancer Care Center at FivePoint Gateway in Irvine, Taking Next Step in Strategic Healthcare Partnership

(IRVINE, Calif May 28, 2020)— Culminating nearly two years of ongoing discussions and planning, City of Hope acquired a 190,000 square foot, four-story building and adjacent land for $108 million from Five Point Office Venture I, LLC, a joint venture of Five Point Holdings, LLC (NYSE: FPH), in the Five Point Gateway campus. The campus is part of Five Point’s Great Park community.

City of Hope plans to immediately begin converting the building at 15161 Alton Parkway into its first comprehensive cancer center outside of its main campus in Duarte, California. This is the beginning of a $1B investment by City of Hope to build a world-class comprehensive cancer center. The center, along with a future acute care cancer hospital to be built by City of Hope on the same site, will anchor what FivePoint and City of Hope believe will one day become a regional hub for a larger wellness campus in the heart of Irvine with blue-chip physician groups, wellness specialists and related research and innovation activities. It is a healthcare model FivePoint eventually plans to introduce in partnership with City of Hope into its other California communities

“City of Hope is second to none when it comes to delivering on the vision of cutting-edge care and research. The outpatient cancer treatment and research center and the cancer hospital will be world-class additions to the campus and larger community,” said Lynn Jochim, FivePoint’s Chief Operating Officer. “We are honored and excited to join hands with such a renowned partner.”

The cancer center is intended to offer diagnostic imaging and screenings, precision medicine and early detection, medical oncology, chemotherapy, radiation therapy, surgical oncology and ambulatory surgery. In addition, a clinical research center for Phase 1-3 clinical trials will be located in the building. The adjacent hospital, which City of Hope plans to construct, will be Orange County’s only specialty cancer hospital focused exclusively on treating and curing cancer.

“Orange County called out to us for our presence, and we are responding in a big way. We are ‘all in’ for the region, fulfilling a promise that will deliver pioneering research and lifesaving treatment in 21st century, next-generation patient-centered settings,” said Annette Walker, President, City of Hope Orange County. “As we begin to break ground, we are energized by our FivePoint partnership and the tremendous support of local leaders, community members, and philanthropic friends.”

The growing partnership between FivePoint and City of Hope positions two of the biggest and most respected names in their industries as leaders on a singular mission to accelerate the future of healthcare in FivePoint’s Great Park community and the region. Together, FivePoint and City of Hope will design and facilitate innovate health services, programs, products and a re-engineered patient and family experience. However, the vision for a wellness and health centric community, one that offers equal access for all to vital care, treatment and research, goes well beyond Orange County. It is now powering FivePoint’s planning for the future of its communities.

“There has never been a moment in history more important than now to act boldly to make wellness and health care the foundation of every sustainable community of the future. This partnership with our trusted partner, City of Hope, is truly a game changer,” said Emile Haddad, FivePoint Chairman and CEO. “One day, we will look back at this moment and remember those who took a leap of faith to help ensure the future health and well-being of others through innovation. I believe FivePoint and City of Hope are taking a vital step to be part of this story.”

Robert Stone, President and Chief Executive Officer, City of Hope agreed: “It takes visionary partners to bring about incredible change, and we are fortunate to have found collaborators with an aligned mission. This is not about buildings. It’s about developing a nexus of unsurpassed medical expertise, future-focused communities, groundbreaking technology, and innovation.”

About Five Point

Five Point, headquartered in Irvine, California, designs and develops large mixed-use, master-planned communities in Orange County, Los Angeles County, and San Francisco County that combine residential, commercial, retail, educational, and recreational elements with public amenities, including civic areas for parks and open space. Five Point’s communities include the Great Park Neighborhoods® in Irvine, Valencia® (formerly known as Newhall Ranch®) in Los Angeles County, and Candlestick® and The San Francisco Shipyard® in the City of San Francisco. These communities are designed to include approximately 40,000 residential homes and approximately 23 million square feet of commercial space.

About City of Hope

City of Hope is an independent biomedical research and treatment center for cancer, diabetes and other life-threatening diseases. Founded in 1913, City of Hope is a leader in bone marrow and immunotherapy such as CAR T cell therapy. City of Hope’s translational research and personalized treatment protocols advance care throughout the world. Human synthetic insulin and numerous breakthrough cancer drugs are based on technology developed at the institution. A National Cancer Institute-designated comprehensive cancer center and a founding member of the National Comprehensive Cancer Network, City of Hope is the highest ranked cancer hospital in the West, according to U.S. News & World Report’s Best Hospitals: Specialty Ranking. Its main campus is located near Los Angeles, with additional locations throughout Southern California. For more information about City of Hope, follow us on Facebook, Twitter, YouTube or Instagram.

Contacts:

Steve Churm

Executive Vice President, Public Affairs

FivePoint Holdings, LLC

714.914.0611

steve.churm@fivepoint.com

Nisha Morris

Associate Vice President, Communications

City of Hope Orange County

714.414.3232

nimorris@coh.org